Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of	)
)
	)	ORDER TO
SECURITY BANK OF GWINNETT COUNTY	)	CEASE AND DESIST
SUWANEE, GEORGIA	)
	)	FDIC-08-411b
(Insured State Nonmember Bank))
)

Security Bank of Gwinnett County, Suwanee, Georgia (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with a representative for the Legal Division of the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner (the “Commissioner”) for the State of Georgia, Department of Banking and Finance (the “Department”), dated the 3rd day of April, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Commissioner. The Commissioner may issue an order to cease and desist pursuant to section 7-1-91 of the Official Code of Georgia Annotated, GA Code Ann. Section 7-1- 91(1985).

The FDIC and the Commissioner considered the matter and determined that they have reason to believe that the Bank has engaged in unsafe or unsound banking practices and has committed violations of law and/or regulations. The FDIC and the Commissioner, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulation:

(a)	operating with a board of directors (“Board”) that has failed to provide adequate supervision over and direction to the management of the Bank;

(b)	operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

(c)	operating with a large volume of poor quality loans;

(d)	following hazardous lending and tax collection policies and practices;

(e)	operating in such a manner as to produce operating losses;

(f)	operating with inadequate equity capital in relation to the volume and quality of assets held by the Bank

(g)	operating with inadequate provisions for liquidity and funds management;

(h)	operating with inadequate allowance for loan and lease losses (“ALLL”);

(i)	operating in violation of laws and/or regulations, and in contravention of statements of policy as more fully described on pages 16 through 19 of the Report of Examination of the Bank dated May 5, 2008 (“Report”).

IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

BOARD OF DIRECTORS

1. (a) Beginning with the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

COMPLIANCE WITH ORDER

2. Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, to oversee the Bank’s compliance with the ORDER. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Directors’ Committee shall receive from Bank management monthly reports detailing the Bank’s actions with respect to compliance with the ORDER. The Directors’ Committee shall present a report detailing the Bank’s adherence to the ORDER to the Board at each regularly scheduled Board meeting. Such report shall be recorded in the appropriate minutes of the Board’s meeting and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

MANAGEMENT

3. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management. Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s Board, with such authority recorded in the Board minutes, to implement the provisions of this ORDER. Management shall include:

(i) a chief executive officer with proven ability in managing a bank of comparable size and complexity and in effectively implementing lending, investment and operating policies in accordance with sound banking practices;

(ii) a senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio; and

(iii) a chief operations officer with a significant amount of appropriate experience in managing the operations of a bank of similar size and complexity in accordance with sound banking practices.

(b) The qualifications of management shall be assessed on its ability to:

(i) comply with the requirements of this ORDER;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, earnings, capital adequacy, earnings, management effectiveness, risk management, liquidity and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner (collectively, “Supervisory Authorities”) as determined at subsequent examinations and/or visitations in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer, as that term is defined in section 303.102 of the FDIC’s Rules and Regulations, 12 C.F.R. § 303.102. The notification should include a description of the background and experience of the individual or individuals to be added or employed and must be received at least 30 days before such addition or employment is intended to become effective. If the Regional Director issues a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. § 1831i, with respect to any proposed individual, then such individual may not be added or employed by the Bank.

CAPITAL

4. (a) Within 30 days from the effective date of this ORDER, the Bank shall have Tier 1 capital in such an amount as to equal or exceed eight (8%) percent of the Bank’s total assets. Thereafter, during the life of this ORDER, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed eight (8%) percent of the Bank’s total assets.

(b) Within 30 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet the minimum risk-based capital requirements for a well-capitalized bank, as described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 4(a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(d) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 4(a) of this ORDER may not be accomplished through a reduction from the Bank’s ALLL.

(e) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

ALLOWANCE FOR LOAN AND LEASE LOSSES

5. Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the allowance at least once each calendar quarter. Said review should be completed at least ten (10) days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

LIQUIDITY AND FUNDS MANAGEMENT

6. (a) Within 60 days from the effective date of this ORDER, the Bank shall review, revise and adopt its written liquidity, contingency funding and funds management policy to provide effective guidance and control over the Bank’s funds management activities, which policy shall include, at a minimum, revisions to address all items of criticism enumerated on pages 7 and 8 of the Report. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations. The revised policy shall provide for a periodic review of the Bank’s deposit structure. Such review shall include the volume and trend of total deposits and the volume and trend of the various types of deposits offered, the maturity distribution of time deposits, rates being paid on each type of deposit, rates being paid by trade area competition, caps on large time deposits, public funds, out-of-area deposits, and any other information needed.

(b) Within 60 days from the effective date of this ORDER, the Bank implement adequate models for managing liquidity.

(c) The Bank shall calculate monthly the liquidity and dependency ratios, following the format utilized internally, and provide the calculations to the Board for review with such review noted in the Board minutes.

BROKERED DEPOSITS

7. While this Order is in effect, the Bank shall give written notice to the Supervisory Authorities at such time as the Bank intends to make use of brokered deposits or increase the amount of brokered deposits above the amount outstanding on the date of the Report. The notification should indicate how the brokered deposits are to be utilized with specific reference to credit quality or investments/loans and the effect on the Bank’s fund position and asset/liability matching. The Supervisory Authorities shall have the right to reject the Bank’s plan for utilizing brokered deposits and may request periodic progress reports on the level, source, and use of brokered deposits within the Bank’s plan. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(1) of the FDIC’s Rules and Regulations, 12 C.F.R. § 337.6(a)(l), to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

CASH DIVIDENDS

8. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

CHARGE-OFF AND REDUCTION OF CLASSIFIED ITEMS

9. (a) Immediately upon the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and fifty percent (50%) of all assets or portions of assets classified “Doubtful” in the Report that have not been previously collected or charged off. (If an asset classified “Doubtful” is a loan or a lease, the Bank may, in the alternative, increase its ALLL by an amount equal to fifty percent (50%) of the loan or lease classified “Doubtful.”) Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any official Report of Examination of the Bank from the Supervisory Authorities, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified “Loss” and fifty percent (50%) of those classified “Doubtful”, unless otherwise approved in writing by the Supervisory Authorities.

(c) (i) Within 180 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” in the Report by twenty-five percent (25%).

(ii) Within 360 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” in the Report by forty-five percent (45%).

(iii) Within 540 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” in the Report by sixty percent (60%).

(d) The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Following compliance with the above reduction schedule, the Bank shall continue to reduce the total volume of adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in Subparagraphs 9(c), 9(d), and 9(e) the word “reduce” means:

(i) to collect;

(ii) to charge-off or

(iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the Supervisory Authorities.

NO ADDITIONAL CREDIT

10. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected.

(c) Subparagraph 10(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:

(i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;

(ii) that the Bank’s position would be improved thereby; including an explanatory statement of how the Bank’s position would be improved; and

(iii) an appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.

LENDING AND COLLECTION POLICIES

11. (a) Within 90 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement a written lending, underwriting and collection policy to provide effective guidance and control over the Bank’s lending function, which policy shall include, at a minimum, revisions to address criticisms and recommendations enumerated on page 5 and 6 of the Report pertaining to the administration of acquisition, development and construction (“ADC”) loans as well as commercial real estate lending and specific guidelines for placing loans on a nonaccrual basis. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b) Within 30 days from the effective date of this ORDER, the Board shall adopt and implement a policy limiting the use of loan interest reserves. Such policy shall confine the use of interest reserves to properly underwritten ADC loans where development or building plans have specific timetables that commence within a reasonable time of the loan’s approval and that include realistic completion dates. Interest reserves shall be used only for payment of interest on ADC loans for projects that are progressing according to their timetables. Interest reserves may be supplemented only with the prior written approval of the Board or a committee thereof, so long as the approval documents a prudent reason for the supplement.

REDUCE CONCENTRATIONS OF CREDIT

12. (a) Within 90 days from the effective date of this ORDER, the Bank shall develop a written plan and policy for systematically reducing the Bank’s portfolio of loans or other extensions of credit advanced or committed, directly or indirectly, to or for the benefit of any borrowers noted on pages 23 through 46 of the Report. At a minimum, the plan shall include:

(i) amounts and percent of capital to which the Bank shall reduce each concentration;

(ii) time-frames for achieving the reduction in dollar levels identified in response to Subparagraph 12(a)(i);

(iii) provisions for the submission of monthly, written progress reports to the Board for review and notation in the minutes of its meetings; and

(iv) procedures for monitoring the Bank’s compliance with the plan.

PLAN FOR EXPENSES AND PROFITABILITY

13. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense. The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, control overhead,, and improve and sustain earnings of the Bank. The plan shall include a projected balance sheet and a description of the operating assumptions that form the basis for and adequately support major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year. The plan and budget required by Subparagraph 13(a) of this ORDER shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget required by Subparagraph 13(a) of this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.

WRITTEN STRATEGIC BUSINESS PLAN

14. Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities its written strategic plan consisting of long-term goals designed to improve the condition of the Bank and its viability and strategies for achieving those goals. The plan shall be in a form and manner acceptable to the Supervisory Authorities, but at a minimum shall cover three years and provide specific objectives for asset growth, market focus, earnings projections, capital needs, and liquidity position.

VIOLATIONS OF LAW AND

CONTRAVENTIONS OF STATEMENTS OF POLICY

15. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, which are more fully set out on pages 16 through 19 of the Report. Within 60 days from the effective date of this ORDER, the Bank shall also correct all contraventions of FDIC Statements of Policy which are more fully set out on pages 17 and 18 of the Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations and statements of policy.

DISCLOSURE

16. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the

Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Registration and Disclosure Section, Washington, D.C. 20429 and the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Rd., Suite 200, Atlanta, Georgia 30341-5565, at least fifteen (15) days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and Commissioner shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

17. Within 30 days of the end of the first quarter following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Report of Condition and the Bank’s Report of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

This ORDER shall become effective immediately on the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 17th day of April, 2009.

Mark S. Schmidt
Regional Director
Atlanta Region
Federal Deposit Insurance Corporation

The Georgia Department of Banking and Finance (“Department”), having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of said ORDER by the FDIC shall be binding as between the Bank and the Georgia Commissioner of Banking and Finance to the same degree and to the same legal effect that such ORDER would be binding if the Department had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to section 7-1-91 of the Official Code of Georgia Annotated, GA Code Ann. § 7-1-91(1985).

Dated this          of                     , 2009.

Robert M. Braswell
Commissioner
Department of Banking and Finance
State of Georgia